Exhibit 99.2

PRESS RELEASE

For more information, contact:

Linda Ford

DynTek, Inc.

949-271-6705

linda.ford@dyntek.com

DynTek Restructures Senior Management and Board Compensation

Company Seeks to Better Align Executive Compensation with Financial Performance and Shareholder Interest

Irvine, CA – July 15, 2005– DynTek, Inc. (OTCBB: DYTK), a leading provider of professional technology services, announced today that the company has restructured the company’s senior executive and board compensation structure as part of the cost reduction phase of its Profitability Plan.

“As previously announced, we are implementing a four-phased Profitability Plan designed to increase focus on our core business, reduce G&A expenses, improve operating margins, and continue to emphasize our services-led, multi-disciplinary practice approach in our sales regions,” said Casper Zublin, Jr., DynTek’s chief executive officer. “In connection with these initiatives, it is important to implement cost reduction measures at the senior management level, where change can have both financial and cultural impact.”

“We believe that these changes will not only help us achieve G&A expense reduction targets, but also better align senior management financial compensation with shareholder interests,” said Robert Webber, DynTek’s president and chief financial officer.  “Any actions taken with respect to G&A cost reductions should have a direct and positive impact on the company’s bottom line, so that is our first priority. With lower overhead, we can use corporate resources to prudently invest in operational activities that benefit our customers and drive our business.”

Reduction in Board Compensation

On June 27, 2005, the Board of Directors of the company reduced the amount of cash compensation that the company will pay to its directors, effective July 1, 2005.  All compensation for employee directors was eliminated, and other cash fees were reduced.  The company expects that these reductions will represent a savings of approximately $150,000 annually in board compensation alone.

Restructuring of Executive Compensation

The company also announced that Zublin and Webber have voluntarily agreed to reduce their base salaries by 17%, effective August 1, 2005.  Despite recent additions to their responsibilities, they will each receive less salary, with a relatively larger percentage of total compensation based on performance targets tied to the profitability of the company.

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“We are both shareholders and option holders of the company,” added Webber, “and, at this stage of the company’s development, we believe that our compensation should be tied more closely to financial performance and stock appreciation.”

Board Resignation

In addition, on July 13, Dr. Michael W. Grieves announced his resignation from the company’s board of directors.  Dr. Grieves had served as a board member since 2000, and was Chairman of the Audit Committee and Compensation Committee.  Michael Gullard, who recently joined DynTek’s board, was appointed Chairman of the Audit Committee, and Marshall Toplansky, a board member since 2002, was appointed Chairman of the Compensation Committee.  “We appreciate Dr. Grieves’ long tenure of service, both as a DynTek board member and as the founder, chairman, and CEO of Data Systems Network Corporation, one of DynTek’s predecessor companies, and we wish him success in the other endeavors he is currently pursuing,” said Zublin.

About DynTek

DynTek is a leading provider of professional technology services to mid-market customers, such as state and local governments, educational institutions and commercial entities in the largest IT markets nationwide.  The company offers technology practices in IT security, advanced network infrastructure, voice over internet protocol (“VOIP”), and access infrastructure.  DynTek’s multi-disciplinary approach allows our clients to turn to a single source for their most critical technology requirements.    For more information, visit www.dyntek.com.

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Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors. Such uncertainties and risks include, among others, success in reaching target markets for services and products in a highly competitive market and the ability to attract future customers, the ability to finance and sustain operations, including the ability to comply with the terms of the Textron Factoring Facility and/or other term indebtedness of the Company, and to extend such obligations when they become due, or to replace them with alternative financing, the ability to raise equity capital in the future, despite historical losses from operations, the ability to fulfill the Company’s obligations to third parties, and ability to resolve successfully certain ongoing litigation over contract performance in the state of Virginia, the size and timing of additional significant orders and their fulfillment, the ability to turn contract backlog into revenue and net income, the continuing desire of state and local governments to outsource to private contractors, the ability to successfully integrate recent acquisitions, the ability to continue to implement an acquisition growth strategy, the ability to achieve financial targets, the retention of certain key managers, the performance of successful government and commercial technology services, the ability to develop and upgrade our technology, the continuation of general economic and business conditions that are conducive to governmental outsourcing of service performance and the acquisition of other services and product, the ability to maintain its securities on the NASD OTC Bulletin Board or other markets in the future, and such other risks and uncertainties included in our Annual Report on Form 10-K filed on September 29, 2004, our Quarterly Reports on Form 10-Q filed on November 15, 2004, February 14, 2005, and May 16, 2005, and other SEC filings. The Company has no obligation to publicly release the results of any revisions, which may be made to any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of such statements.